Exhibit 99.1

FOR IMMEDIATE RELEASE AUGUST 7, 2025	FOR FURTHER INFORMATION CONTACT SHAREHOLDER SERVICES (219) 853-7575

FINWARD BANCORP ANNOUNCES TERMINATION OF CONSENT ORDER

Munster, Indiana - Finward Bancorp (Nasdaq: FNWD) (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), today announced that on August 6, 2025 the Federal Deposit Insurance Corporation (“FDIC”) and the Indiana Department of Financial Institutions (“DFI”) terminated the Consent Order issued to the Bank that was effective on November 7, 2023 relating to the Bank’s compliance with the Bank Secrecy Act and its implementing regulations (collectively, the “BSA”). The termination of the Consent Order follows the Bank’s successful resolution of the deficiencies in the Bank’s BSA compliance and anti-money laundering compliance program, which was the subject of the Consent Order.

“We are very pleased to announce the termination of the Consent Order and the successful resolution of this matter. We want to convey our sincere appreciation and thanks to our board of directors, management team, and staff who worked tirelessly to achieve the requirements of the Consent Order, satisfy our regulators’ concerns, and strengthen the BSA/AML compliance program of Peoples Bank,” said Benjamin J. Bochnowski, President and Chief Executive Officer of the Bancorp. “As a company, we are proud of the hard work and dedication our team has shown throughout this process. The termination of the Consent Order reflects our ongoing commitment to strong compliance, sound banking practices, and serving our customers with integrity. We also want to thank the regulatory and supervisory staff at the FDIC and DFI for their diligent efforts and oversight as we enhanced the Bank’s BSA/AML compliance program.”

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 26 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. Finward Bancorp’s common stock is quoted on The NASDAQ Stock Market, LLC under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

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